Exhibit 8.1

SIGNIFICANT SUBSIDIARIES

The table below sets forth all of our direct and indirect significant subsidiaries and the percentage of equity of each subsidiary we owned directly or indirectly as of December 31, 2012:

Name of Company	Jurisdiction of Incorporation	Percentage Owned	Description
Propimex, S. de R.L. de C.V.	Mexico	100.0%	Manufacturer and distributor of bottled beverages.

Controladora Interamericana de Bebidas, S. de R.L. de C.V.(1)	Mexico	100.0%	Holding company of manufacturers and distributors of beverages.

Spal Industria Brasileira de Bebidas, S.A.	Brazil	98.2%	Manufacturer and distributor of bottled beverages.

Coca-Cola FEMSA de Venezuela S.A. (formerly, Panamco Venezuela, S.A. de C.V.)	Venezuela	100.0%	Manufacturer and distributor of bottled beverages.

Industria Nacional de Gaseosas, S.A.	Colombia	100.0%	Manufacturer and distributor of bottled beverages.

(1)	On September 24, 2012, Controladora Interamericana de Bebidas, S.A. de C.V. was converted into Controladora Interamericana de Bebidas, S. de R.L. de C.V. (a limited liability company).

Exh. 8.1-1